SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 30, 2002

                             TRENDWEST RESORTS, INC.
             (Exact name of registrant as specified in its charter)

         Oregon                    000-22979              93-1004403
(State or other jurisdiction   (Commission File No.)     (IRS Employer
   of incorporation)                                    Identification No.)

                               98052 Willows Road
                            Redmond, Washington 98052
                     (Address of principal executive office)

                                 (425) 498-2500
               (Registrant's telephone number including area code)


Item 2.  Acquisition or Disposition of Assets.

     On March 30, 2002, JELD-WEN, inc. ("JELD-WEN") and certain other shareholders (together with JELD-WEN, the "Selling Stockholders") of Trendwest Resorts, Inc. ("Trendwest") entered into a Stock Purchase Agreement with Cendant Corporation ("Cendant") and a wholly-owned subsidiary of Cendant ("Merger Sub") to purchase shares of Trendwest common stock representing approximately 90% of Trendwest's outstanding common stock. In addition, Trendwest entered into an Agreement and Plan of Merger and Reorganization with Cendant, Merger Sub and JELD-WEN pursuant to which Merger Sub (the "Merger Agreement") will be merged into Trendwest following consummation of the purchase under the Stock Purchase Agreement and the satisfaction of certain other conditions.

     Under the agreements, Trendwest shareholders will receive shares of Cendant common stock through a tax-free exchange.

     For purposes of determining exchange ratios, Trendwest shares are valued at $24.00 per share.

     Pursuant to the Stock Purchase Agreement, the number of shares of Cendant common stock to be issued per share of Trendwest common stock to the Selling Stockholders will determined as follows:

         Average Cendant Share Price                          Exchange Ratio

         less than $16.15                                     1.486
         $16.15-$18.50                                        1.486 to 1.297
         greater than $18.50                                  1.297

The Average Cendant Share Price to be used in determining the exchange ratio will be the average closing price of Cendant common stock for the 10 trading days preceding the second trading day prior to the closing under the Stock Purchase Agreement.

     Pursuant to the Merger Agreement, shareholders of Trendwest other than JELD-WEN will receive shares based on an exchange ratio that is the higher of the exchange ratio in the stock purchase as described above and an exchange ratio determined according to the same formula but based on the Average Cendant Share Price for the 10 trading days preceding the second trading day prior to the effectiveness of Cendant's registration statement covering shares to be issued to shareholders of Trendwest other than the Selling Shareholders. In the event that the Average Cendant Share Price is less than $13.50, the exchange ratio will be increased so that Trendwest shareholders receive $20.06 of Cendant stock, valued at the Average Cendent Share Price described above.

     The transaction will be consummated in two steps. The first step of the transaction is the purchase of approximately 90% of the outstanding shares of Trendwest common stock from the Selling Shareholders. If the Average Cendant Share Price per share is at or below $13.50 preceding the second trading day prior to the purchase in the first step of the transaction, JELD-WEN will have a right to terminate the transaction. The purchase of the remaining approximately 10% of the outstanding shares of Trendwest common stock will close upon consummation of the purchase under the Stock Purchase Agreement and the satisfaction of certain other conditions.

     Immediately prior to the closing under the Stock Purchase Agreement, Trendwest will transfer the assets comprising its MountainStar resort to JELD-WEN in partial redemption of approximately 1.91 million shares of Trendwest common stock valued at $24 per share. The purchase price for the MountainStar resort will be equal to the carrying value of the MountainStar resort on Trendwest's books at the closing date of such redemption, which is estimated to be approximately $74 million. Trendwest has retained the right to repurchase MountainStar for a period of two months after the closing of the second step of the transaction in exchange for approximately $74 million of Cendant common stock. In addition, Trendwest has retained rights to develop timeshare condominiums on the MountainStar property in Washington State.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

     2.1 Stock Purchase Agreement by and between Cendant Corporation, Tornado Acquisition Corporation , JELD-WEN, inc and certain other shareholders of Registrant dated as of March 30, 2002.

     2.2 Agreement and Plan of Merger and Reorganziation by and among Cendant Corporation, Tornado Acquisition Corporation and Trendwest Resorts, Inc. and JELD-WEN, inc. dated as of March 30, 2002.

     99.1 Stock Option Agreement between Cendant Corporation and Trendwest Resorts, Inc. dated as of March 30, 2002.

     99.2 Conditional Stock Redemption Agreement dated as of March 30, 2002, is made by and between Trendwest Resorts, Inc., and JELD-WEN, inc.

     99.3 Press Release dated April 1, 2002.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             TRENDWEST RESORTS, INC.


                                             By: /s/ Timothy O'Neil
                                                _____________________________
                                                 Timothy O'Neil
                                                 Chief Financial Officer